UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

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Staples, Inc.
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Commencing on May 24, 2011, Staples, Inc. (“Staples”) sent the following communication to certain of its stockholders.

Supplemental Information Regarding Proposal 3 —

Advisory Vote on Compensation

At Staples’ 2011 Annual Meeting of Stockholders to be held on June 7, 2011, stockholders will have the opportunity to cast an advisory vote on the compensation of Staples’ named executive officers.   Proposal 3 in Staples’ 2011 proxy statement includes the relevant information regarding this matter, which is often referred to as “say on pay.”  Staples’ Board of Directors has recommended that you vote “FOR” the approval of Proposal 3.

ISS Proxy Advisory Services (“ISS”) has recommended a vote “AGAINST” Proposal 3.  ISS asserts that Staples’ pay and performance are not aligned for our Chairman and Chief Executive Officer (“CEO”). ISS also asserts that Staples relies too heavily on common metrics in its compensation plans. We strongly disagree with this analysis, as well as the underlying ISS methodology, and urge you to vote “FOR” approval of Proposal 3.

In deciding how to vote on Proposal 3, we encourage you to read the relevant portions of our 2011 proxy statement and consider the information below.

1)              Our CEO’s compensation has been aligned with performance

•                  Staples’ CEO’s realizable pay over the 2006-2010 time period has been aligned with performance

•                  Realizable pay is the most appropriate measure for assessing pay for performance. In making compensation decisions, Staples places greatest emphasis on realizable total direct compensation (TDC), as opposed to the TDC reported in our proxy statement, since realizable TDC reflects the real value of the equity awards and increases and decreases as the share price changes.  The difference between realizable and potential pay is particularly significant for stock options, which represent the largest component of our CEO’s annual pay.  Given our CEO’s heavy concentration of “at risk” pay, we consider it especially important to concentrate on realizable pay when evaluating pay for performance.

•                  The graph below illustrates how our CEO’s realizable pay over the 2006-2010 time period has been aligned with performance.  Average annual realizable TDC for our CEO over the fiscal 2006-2010 five year period was $7,819,534, while target TDC over the same period averaged $11,000,000.   Realizable TDC only exceeded target TDC in 2009, when total shareholder return (TSR) growth was 49.5%.

CEO Pay for Performance Fiscal 2006-2010

CEO Compensation		2006	2007	2008	2009	2010
Base Salary		$1,070,192	$1,108,775	$1,112,000	$1,112,000	$1,145,400
Annual Performance Based Cash Bonus		$1,523,018	$621,006	$0	$1,344,291	$1,633,639
Long Term Incentives (paper value as of 1/28/11; SPLS=$22.32)		$1,711,944	$3,228,365	$4,548,459	$9,111,969	$7,562,565
Stock Option		$0	$0	$0	$1,428,733	$1,969,028
Time based Restricted Stock		$1,711,944	$1,554,365	$1,562,043	$1,754,508	$2,632,666
Performance based Share Payout		$0	$0	$0	$2,942,312	$0
Performance based Cash Accrual		$0	$0	$0	$0	$814,371
Special Grants: Normalized or Accrued Value		$0	$1,674,000	$2,986,416	$2,986,416	$2,146,500
All Other Compensation		$437,018	$471,292	$483,963	$393,796	$477,978
Total Actual Pay		$4,742,172	$5,429,438	$6,144,422	$11,962,056	$10,819,582

Difference from Prior Year			$687,266	$714,984	$5,817,634	$-1,142,473
% Change		—	14.5%	13.2%	94.7%	-9.6%

TSR	100 (base year)	113	103	70	104	101
1-Year TSR		12.8%	-8.5%	-32.4%	49.5%	-3.3%

Notes to above graph:  Base salary and annual performance based cash bonus are the same as reported in our proxy statement for the respective fiscal years. The values for stock options and time based restricted stock awards are the realizable value which is the sum of the market value of restricted stock on the last day of the 2010 fiscal year and the value of stock options determined by subtracting the grant price from the closing price on the last day of the 2010 fiscal year. Special grants are normalized over their respective vesting periods, excluding the 2007 Special Performance Share Award which is extremely unlikely to payout. Cumulative TSR is represented by the line graph, consistent with the Stock Performance Graph shown in our fiscal year 2010 Annual Report on Form 10-K.

•                  ISS’ methodology does not accurately reflect Staples’ solid relative performance, as Staples’ 3 and 5 year TSRs exceed the medians when measured on a fiscal year basis and relative to an appropriate peer group.

•                  TSR should be assessed on a fiscal year basis, as opposed to a calendar year basis. The ISS methodology calculates TSR as of the end of the calendar year instead of on a fiscal year basis. The fiscal year methodology is the more appropriate period over which to assess TSR since Staples, like most companies, aligns its compensation philosophy, practices, and goals and related payouts with fiscal year performance.

•                  TSR should be evaluated relative to an appropriate peer group

•                  ISS relies on a one size fits all peer group.  ISS uses a peer group of 126 Russell 3000 companies that have the same GICS code (2550 — Retailing) as Staples. Annual revenue and market capitalization are two important factors in establishing an appropriate executive compensation peer group, but most of the companies in the ISS peer group are not comparable to Staples from a revenue and market capitalization perspective, as the average revenue and market capitalization of the ISS peer group companies are approximately 25% of Staples’ comparable fiscal 2010 metrics. In addition, Staples is a global multi-channel business serving customers in 26 countries across 5 continents, with delivery operations in 24 countries and retail operations in 13 countries. Moreover, on a worldwide basis, our delivery businesses account for 56% of our revenue and 54% of our profit.

•                  Staples’ tailored peer group provides a superior comparative framework.  The peer group we use in making compensation decisions (described on page 40 of our proxy statement) more accurately reflects the complex nature of our business and the competitive environment in which we operate, as our proxy peer group takes into account the comparability of many business factors such as business model, revenue, market capitalization, global reach, brand recognition and whether we compete for executive talent or customers. Significantly, unlike the ISS peer group, our proxy peer group also reflects both retail companies and non-retail companies.

•                  The below table shows that Staples’ 3 and 5 fiscal year TSRs are above the medians relative to our proxy peer group.  Our reported TDC, which has been historically higher than our realizable TDC, has also generally been aligned with our peer group.

Staples Peer Group	3 Year	5 Year
TSR - fiscal year methodology	57th percentile	52nd percentile
TDC as reported in the proxy statements*	61st percentile	74th percentile

*excludes 2010 Special Performance and Retention Share Award (as discussed below)

•                  Our CEO’s fiscal 2010 annual pay was aligned with our stock price performance.  As illustrated below, our TSR declined 3.3% in fiscal 2010, while our CEO’s TDC as reported in our proxy statement, excluding his 2010 Special Performance and Retention Share Award, declined 9.4%. We think it is appropriate to exclude the 2010 Special Performance and Retention Share Award from our CEO’s fiscal 2010 annual compensation when evaluating the year-over-year alignment of pay and performance. This sort of special performance based award is an irregular event and was granted for the following reasons:

•                  to ensure continuity of executive leadership during challenging macroeconomic times and in light of the complexity of our global multi-channel business; and

•                  to drive results and increase shareholder value through 2015.

For these reasons, the award will only payout if fiscal year 2010-2012 earnings per share and return on net asset goals are achieved, and the award vests in three equal installments in 2013, 2014 and 2015.

CEO TDC as Reported in Our Proxy Statement

(excludes 2010 Special Performance and Retention Share Award)

2)              We emphasize common metrics in our compensation plans because these measures drive shareholder value

Earnings per share (EPS) and return on net assets (RONA), along with customer service metrics, are the metrics we have historically focused on because they measure earnings, use of capital and customer satisfaction, all of which we consider critical to creating shareholder value. In particular, we consider RONA to have the highest correlation with shareholder value, and RONA is inherently a long-term measure since it reflects our capital base over time.  In 2011, we have replaced customer satisfaction with sales since we recognize that sales growth will be a major driver of shareholder value.

In light of the foregoing, we strongly disagree with ISS’s recommendation and analysis and urge you to vote “FOR” approval of Proposal 3.  Your vote is important, and we appreciate your continued support of Staples.